Exhibit 10.1

Dear Robert,

As you know, the Celera Genomics Group of Applera Corporation (the “Company”) has announced that it is seeking partners to maximize the value of its small molecule activities in South San Francisco, California (the “Business”) in the most cost effective manner. These activities could result in a sale or other transaction involving the Business. In order to ensure your continued attention and dedication to your duties to the Business during this period of uncertainty, the Company wishes to advise you with respect to certain bonuses and severance payments that may be made by the Company in the event that the Company’s activities result in a sale or other transfer of all or substantially all of the assets of the Business to a separate entity not controlled by the Company (a “Sale”) and your employment is impacted.

1.	BONUS/SEVERANCE

	A.	Sale Bonus. The Company will pay you a bonus of up to 20% of your annual base salary upon the closing of a Sale based upon your effort to help bring about the Sale, provided you are employed by the Company upon the closing of the Sale. (The Company will consider paying a bonus if you exercise good faith efforts to effect a Sale and the Sale in fact occurs but your employment terminates before the sale.) The Company’s expectation is that you would receive 100% of such bonus if the closing of the Sale occurs and you satisfy the conditions set forth below. The Company will make any such bonus payment, less applicable withholdings, within fifteen (15) days of the closing date of a Sale.

	B.	Post Sale Bonus. The Company will pay you an additional bonus of up to 200% of your annual base salary, less applicable withholdings, if you remain an active employee through the completion of a Sale and, under the buyer, for at least 6 months thereafter. The Company’s expectation is that you would receive 100% of such bonus, provided you satisfy the conditions set forth below. The Post Sale Bonus would be paid within 15 days after such 6 month period.

The conditions for receipt of the bonuses are as follows: (i) you must abide by Company policies prior to the closing of the Sale; (ii) you must act throughout the period from this letter agreement to the closing in a manner reasonably intended to help the buyer and the Company achieve the Sale, and consistent with the Company’s best interests, (iii) in the case of the Post Sale Bonus, you may not terminate employment prior to 6 months after the closing of the Sale, except as a result of your death or long term disability.

	C.	Severance. This subsection C) regarding severance shall have no operation if both bonuses under subsections A) and B) become owing to you. You will be eligible for a severance payment of 200% of your annual base salary, less applicable withholdings if any of the following events occur, provided that you have made best efforts to help bring about a Sale and have complied with Company policies:

1) The Company terminates your employment without cause prior to a Sale;

2) You accept employment with the buyer of the Business and your employment is terminated without cause by the buyer within six (6) months of the closing of the Sale or your total compensation is decreased during such six (6) month period;

3) You are not offered employment by the buyer of the Business;

4) You are offered employment by the buyer of the Business at less than your current target total cash compensation level (annual base salary plus target bonus) at the Company or with benefits that are not reasonably comparable in the aggregate to your current benefits from the Company, and you do not accept such an offer; or

5) Buyer requests you to relocate to a work location more than 30 miles from the current work location.

Any severance provided hereunder will be in lieu of any other severance entitlement you may have from the Company. Such severance would be paid within fifteen (15) days of when it becomes due and owing to you. The Company will also pay you for the cost of COBRA medical continuation benefits for six (6) months at your current level of coverage at the time of the severance payment.

Any vested Company stock options will be exercisable in accordance with the Company Stock Option Plan (30 days from your termination date).

2.	RELEASE

You will be asked to provide the Company a release, as a condition to any payment hereunder, in substantially the following form:

Employee hereby releases the Company, any related companies, and the employees and directors of all of them from all claims or demands Employee may have based on Employee’s employment with the Company or the termination of that employment. This includes, for example, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits payment to men and women of unequal pay for equal work; any other federal, state or local laws or regulations prohibiting employment discrimination, whether on the basis of age, color, sex, race, sexual preference or orientation, marital status, national origin, mental or physical disability, religion, ancestry, or veteran status, or on any other basis prohibited by law; or any law, regulation or rule concerning wages or salary for hours worked. This also includes a release by Employee of any claims for wrongful discharge, breach of contract or tort. This release covers both claims that Employee knows about and those Employee may not know about. Employee acknowledges full understanding of, and waiver of all rights under, Section 1542 of the California Civil Code, which provides as follows: a general release does not extend to claims, which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known must have materially affected his settlement with the debtor.

3.	TERM

This letter supersedes any other agreements concerning severance, change in control, or similar agreements regarding termination of employment as long as this letter remains in effect. This letter shall have a term of one (1) year from the date hereof and the terms hereof will apply to any Sale within such one (1) year. In the event any payment provided for hereunder becomes due and owing to you, then no other agreement for compensation and benefits you have with the Company concerning severance, change in control, or similar agreement shall have any effect. If upon termination of this letter after one year no payment has become due to you hereunder and you remain employed by the Company, then any preexisting severance, change in control, or similar agreement you have with the Company shall be restored and this letter agreement shall have no force or effect; provided, however the parties will negotiate in good faith an extension of the term of this letter agreement if a Sale is being discussed with a third party at the time this letter agreement would otherwise terminate.

4.	MISCELLANEOUS

This letter agreement shall be governed by and construed in accordance with the laws of the State of California. If any provision herein is found to be unenforceable or invalid, such unenforceability and invalidity shall not affect the remainder of this letter agreement. This is the entire agreement between you and the Company concerning the subject matter hereof. You agree to keep the terms of this letter agreement strictly confidential.

Please acknowledge your agreement by signing the enclosed copy of this letter where indicated below and returning it to me.

APPLERA CORPORATION

By:	/s/ Dennis L. Winger	10/13/05
	Dennis L. Winger	Date

AGREED TO:

	/s/ Robert Booth	10/25/05
	Robert Booth	Date